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CHEMICAL WASTE MANAGEMENT, INC.
3001 Butterfield Road
Oak Brook, Illinois 60521



                                                  Contact:
                                                  Bruce Tobecksen
                                                  (708) 572-8968



               CHEMICAL WASTE MANAGEMENT, INC. RECEIVES PROPOSAL
             FROM WMX TECHNOLOGIES, INC. FOR ACQUISITION OF SHARES

      Oak Brook, Illinois, July 28, 1994 -- Chemical Waste Management, Inc. today announced that its parent company, WMX Technologies, Inc., has proposed to acquire the outstanding Chem Waste shares that WMX does not already own.

      Under the proposal, each holder of Chemical Waste Management shares other than WMX would receive .27 of a WMX share for each share of Chemical Waste Management common stock held.

      WMX Technologies owns approximately 78.6 percent of Chemical Waste Management's 209.1 million outstanding shares with the balance, approximately
44.9 million shares, being publicly held. On July 28, 1994, the closing price of Chemical Waste Management common stock on the New York Stock Exchange was $7.875 per share, and for WMX was $29.125 per share.

      At a meeting held earlier today, Chemical Waste Management's Board of Directors referred the WMX proposal to a special committee of independent Chem Waste directors. The WMX proposal contemplates a tax-free merger of Chem Waste and a WMX subsidiary and would be subject to the approval of the holders of a majority of Chemical Waste Management's outstanding shares other than shares held by WMX voting on the proposal at a stockholders meeting. The special committee has engaged the law firm of Skadden, Arps, Slate, Meagher & Flom as its independent counsel and will also select an investment banking firm to advise it on the proposal.